Exhibit (3)(c)

PAYMASTER AGREEMENT

AGREEMENT made as of the 23rd day of May, 2001, by and between MODERN WOODMEN OF AMERICA (“Modern Woodmen”) and MWA Financial Services, Inc. (“MWAFS”).

WITNESSETH

WHEREAS, MWAFS has an application pending for registration as a broker/dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “1934 Act”) and for membership with the National Association of Securities Dealers, Inc. (the “NASD”);

WHEREAS, MWAFS acts as retail distributor for certain variable insurance products (the “Variable Products”) issued by Modern Woodmen and underwritten by and sold through MWAFS’s registered representatives (the “Representatives”), who are also appointed agents of Modern Woodmen;

WHEREAS, MWAFS and Modern Woodmen are affiliated companies in that MWAFS is a wholly owned subsidiary of Modern Woodmen; and,

WHEREAS, Modern Woodmen wishes to act as paymaster for certain compensation payable to the Representatives in accordance with the terms of the Letter of Instruction dated the same date as this Agreement and attached hereto as Exhibit A, as it may be amended from time to time, from MWAFS to Modern Woodmen.

NOW, THEREFORE, in consideration of their mutual promises, and of other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Modern Woodmen and MWAFS hereby agree as follows:

1.              Payment of Compensation and Expenses

a.              Compensation for Sales of the Variable Products.  Modern Woodmen shall pay on behalf of MWAFS all commissions and other compensation payable to Representatives by MWAFS for the sale of the Variable Products effected by Representatives through MWAFS. Modern Woodmen shall pay such compensation to Representatives as paying agent on behalf of MWAFS. Such compensation may include, in addition to any other compensation as may be agreed to from time to time, commissions on the Variable Products.

b.              Payment of Advances. Modern Woodmen may, in accordance with the instructions of MWAFS, pay certain amounts to Representatives as an advance on commissions payable by MWAFS.  Such advances shall constitute an indebtedness of the Representatives to MWAFS. As with all other compensation paid to the Representatives under this Agreement, Modern Woodmen shall exercise no discretion with respect to the amount of the advance or to the amount deducted from gross commissions payable for repayment of the advance, which amounts shall be determined solely by MWAFS.

c.               No Rights to Compensation. Modern Woodmen shall have no right to compensation for the performance of any activities under this Agreement. Representatives shall have no interest in this Agreement or right to any compensation to be paid by or on behalf of MWAFS hereunder prior to their receipt thereof.

2.              Performance of Services

a.              Payment of Compensation. Modern Woodmen shall pay compensation in accordance with instructions from MWAFS.  MWAFS reserves the right to update the instructions at any time, and any such update shall apply to the next processing period, commencing after receipt of the update by Modern Woodmen from MWAFS.  Modern Woodmen shall make such payments solely as a clerical and ministerial service to MWAFS, and Modern Woodmen shall not exercise any discretion over the amount or allocation of the payments.

b.              Identification of Compensation. Compensation paid on behalf of MWAFS may be included with other compensation paid by Modern Woodmen, but any compensation attributable to MWAFS shall be identified as such on supporting statements provided to the Representatives.

c.               No Right to Settle. Modern Woodmen shall have no right to settle any claims by the Representatives of MWAFS with regard to compensation payable by MWAFS without the prior written consent of MWAFS.

d.              Books and Records. The parties agree and understand that the making of compensation payments by Modern Woodmen to the Representatives will be performed as a purely ministerial service for MWAFS. Therefore, compensation paid by MWAFS to Modern Woodmen for disbursement, the payroll deductions made by Modern Woodmen proportionately attributable to MWAFS compensation, and compensation payments made by Modern Woodmen to the Representatives, will be reflected on the books and records maintained by Modern Woodmen.  Modern Woodmen acknowledges and agrees that it shall keep all such books and records relating to compensation paid hereunder on behalf of, and as agent for, MWAFS. These books and records shall be kept in compliance with Rules 17a-3 and 17a-4 under the 1934 Act and Rule 2820 of the Conduct Rules adopted by the National Association of Securities Dealers, Inc. In addition,

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compensation payments shall be reflected on the books and records maintained by MWAFS. Modern Woodmen represents that any books or records it maintains on behalf of MWAFS belong solely to MWAFS and, at the request of MWAFS, shall be made available to MWAFS for its use or for inspection by any state, federal, or other regulator with jurisdiction over MWAFS.

e.              Securities Activities. MWAFS has and assumes full responsibility for the securities activities of all persons engaged directly and indirectly in the sale of the Variable Products, each such person being an “associated person” of MWAFS, as defined in Section 3(a)(18) of the 1934 Act and, therefore, a person for whom MWAFS has full responsibility with regard to training, supervision and control, as contemplated by Section 15(b)(4)(E) of the 1934 Act.

f.               Additional Requirements. In all dealings with or on behalf of MWAFS, Modern Woodmen shall comply with all applicable provisions of Exchange Act Release No. 8389, and the applicable terms and conditions of the Time Insurance Co. No- Action Letter dated October 17, 1989.

3.              Miscellaneous

a.              Indemnification. Modern Woodmen shall indemnify MWAFS and hold it harmless against any claims for the payment of compensation.

b.              Effective Date, Termination. This agreement shall become effective as of the date of its execution; shall continue in full force and effect until terminated; shall terminate automatically if Modern Woodmen and MWAFS cease to be affiliated; may be amended at any time by mutual agreement of the parties hereto; and may be terminated at any time upon 60 days’ written notice by either party to the other.

c.               Applicable Law. This agreement shall be construed in accordance with the laws of the state of Illinois.

d.              Cooperation with Regulatory Authorities. The parties agree to cooperate fully in any regulatory examination, investigation, or proceeding or any judicial proceeding arising in connection with the securities activities of MWAFS and the Representatives. The parties shall furnish applicable federal, state, and self- regulatory authorities with any information or reports in connection with the compensation payment and expense reimbursement arrangements under this agreement that such authorities may request in order to ascertain whether the securities activities described herein are being conducted in a manner consistent with any applicable law or regulation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers designated below as of the date specified above.

MODERN WOODMEN OF AMERICA

By:	/s/ Clyde C. Schoeck
Name:	Clyde C. Schoeck
Title:	President

MWA FINANCIAL SERVICES, INC.

By:	/s/ Robert M. Roth
Name:	Robert M. Roth
Title:	President

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EXHIBIT A

MWA Financial Services, Inc.

1701 1st Avenue

Rock Island, IL 61201

Modern Woodmen of America

1701 1st Avenue

Rock Island, IL 61201

To Whom it May Concern:

With reference to the agreement (the “Agreement”) between you and the undersigned regarding the payment of commissions for securities transactions to our associated persons (“Reps”), you are hereby directed to follow these instructions:

1.              You shall pay commissions to Reps for the sale of securities effected on behalf of MWA Financial Services, Inc. (“MWAFS”) in accordance with the compensation schedules attached as Attachment A hereto.

2.              You will be furnished information regarding compensation payable to each Rep for each processing period, which information may include instructions with regard to the payment of advances on commissions payable.

3.              You are authorized to utilize the commission payable to us under the Distribution Agreement to pay the compensation to the Reps.

4.              Payments made to Reps may be aggregated with other compensation payable for other products and services for which you act as payor.

5.              You must furnish a statement to each Rep detailing the compensation paid on behalf of MWAFS and indicating that such portion is paid on behalf of MWAFS.

6.              You may make deductions from commissions that have been authorized by MWAFS or by the Rep.

7.              You are authorized to include securities compensation in the base of compensation payable to the Rep, and to make deductions for fringe benefits from such base so long there is no differential in the proportionate amount of securities compensation earned by the Rep that is allocated to fringe benefits as compared with the amount of non-securities compensation earned by the Rep that is allocated to the same fringe benefits.

8.              You are authorized to make any deductions from compensation payable to a Rep for wage garnishments ordered by a court of competent jurisdiction against such Rep.

9.              You will furnish us on a monthly basis with a report concerning compensation paid by you during the month pursuant to the Agreement.

Yours truly,

Robert M. Roth

President

Attachment

FIRST AMENDMENT

to the Paymaster Agreement

effective May 23, 2001 between

MODERN WOODMEN OF AMERICA

(“Modern Woodmen”)

and

MWA FINANCIAL SERVICES, INC.

(“MWAFS”)

RECITALS

WHEREAS, Modern Woodmen and MWAFS entered into a Paymaster Agreement effective May 23, 2001 (the “Original Agreement”) regarding paymaster services to be provided by Modern Woodmen for MWAFS relating to the payment of compensation to Representatives of MWAFS for the sale and solicitation of Variable Products, as defined in the Original Agreement;

WHEREAS, the National Association of Securities Dealers (NASD), a regulatory agency referenced in the Original Agreement, was consolidated into the Financial Industry Regulatory Authority (FINRA) in July of 2007 and certain of its rules have been replaced with FINRA rules; and

WHEREAS, the parties desire to reflect changes in response to regulatory developments impacting certain provisions of the Original Agreement and clarify certain other provisions;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, it is mutually agreed as follows:

1.             All references to NASD in the Original Agreement are hereby deleted and substituted with FINRA.

2.            All citations to NASD rules in the Original Agreement are hereby amended to reflect the comparable FINRA rules, and in particular, all citations to NASD Rule 2820 are hereby replaced with citations to FINRA Rule 2320.

3.            Section 2.d of the Original Agreement is hereby amended to read in its entirety as follows:

The parties agree and understand that the making of compensation payments by Modern Woodmen to the Representatives will be performed as a purely ministerial service for MWAFS. Modern Woodmen shall maintain books and records pertaining to the processing and payment of such compensation in compliance with Rules 17a-3 and 18a-4 under the 1934 Act. Modern Woodmen acknowledges and agrees that such records belong solely to MWAFS and shall be made available to MWAFS for its use and for inspection by any state, federal or other regulator with jurisdiction over MWAFS.

4.            The Original Agreement shall in all other respects remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Original Agreement to be duly executed by such authorized officers this 8th day of August, 2017.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President

MWA FINANCIAL SERVICES, INC.

By:	/s/ Clint J. Pogemiller
Name:	Clint J. Pogemiller
Title:	President